Exhibit 21.1

Subsidiaries of FS Investment Corporation II

Name of Subsidiary	State of Incorporation or Organization
Del River LLC (formerly known as IC-II Investments LLC)	Delaware
Cobbs Creek LLC	Delaware
Lehigh River LLC	Delaware